CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders of

GE Institutional Funds:

We consent to the use of our report dated November 18, 2005, incorporated in this Registration Statement by reference, to the U.S. Equity Fund, S&P 500 Index Fund, Value Equity Fund, Small-Cap Equity Fund (formerly the Small-Cap Value Equity Fund), International Equity Fund, Premier Growth Equity Fund, Strategic Investment Fund, Income Fund, and Money Market Fund, and to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accountants” in the Statement of Additional Information.

KPMG LLP

Boston, Massachusetts

January 27, 2006